Exhibit 11.2

ENGAGEMENT AGREEMENT

This Engagement Agreement (“Agreement”) is made and effective this October 1, 2021,

BETWEEN:	Rui Zhu (the “Employee”), an individual with his main address at:

Taoyuan Cun, Jiaoshi Gongyu, Building 3, Suite 15E, Nanshan District, Shenzhen, P. R. of China, 518055

AND:	Harmony Energy Technologies Corporation (the “Employer” or “Harmony”), a corporation organized and existing under the laws of the Delaware of United States, with its registered address located at:

2711 Centerville Road, Suite 400, Wilmington, Delaware, USA, 19808

RECITALS

A.	The employer is engaged in the business of energy business development. Shenzhen Smarten Technology Co., Ltd., China (“Smarten”) is a wholly subsidiary of the employer.

B.	The Employee has been engaged and has had a great deal of experience in the above-designated business.

C.	The Employee is willing to be employed by employer, and employer is willing to employ Employee.

In consideration of the matters described above, and of the mutual benefits and obligations set forth in this Agreement, the parties agree as follows:

1.	EMPLOYMENT

A.	Employer employs, engages, and hires Employee as the President of Shenzhen Smarten Technology Co., Ltd., and Employee accepts and agrees to such hiring, engagement, and employment, subject to the general supervision and pursuant to the orders, advice, and direction of employer.

B.	Employee shall perform such other duties as are customarily performed by one holding such position in other, same, or similar businesses or enterprises as that engaged in by the employer and shall also additionally render such other and unrelated services and duties as may be assigned to him from time to time by employer.

2.	BEST EFFORTS OF EMPLOYEE

Employee agrees that he will at all times faithfully, industriously, and to the best of his ability, experience, and talents, perform all of the duties that may be required of and from his pursuant to the express and implicit terms of this Agreement, to the reasonable satisfaction of employer. Such duties shall be rendered at Shenzhen, China, and at such other place or places as employer shall in good faith require or as the interest, needs, business, or opportunity of employer shall require.

Harmony General Employment Agreement	Page 1 of 4

3.	TERM OF EMPLOYMENT

The term of this Agreement shall be a period of 3 years and 3 months, commencing October 1, 2021, subject to prior termination as provided in this Agreement.

4.	RETAINER BONUS

To retain the Employee, the Employer shall issue one time retainer bonus of 1,000,000 shares common stock of the Company, deemed as US$0.10 per share.

By receiving this Retainer Bonus, Employee shall continue working for the Employer by the terms defined by this agreement. However, the Employer may terminate this Agreement at any time of giving 30 days’ notice to the Employee and no severance payment or termination compensation is required for the termination, or the Employee shall return this retainer Bonus back to the Employer, deem as US$0.10 per share.

5.	COMPENSATION OF EMPLOYEE

The compensation will be offered by the employer based on the labor market conditions, the Employee’s working performance and the employer’s financial condition.

6.	OTHER EMPLOYMENT

Employee shall devote all of his time, attention, knowledge, and skills solely to the business and interest of employer, and employer shall be entitled to all of the benefits, profits, or other issues arising from or incident to all work, services, and advice of Employee, and Employee shall not, during the term of this Agreement, be interested directly or indirectly, in any manner, as partner, officer, director, shareholder, advisor, Employee, or in any other capacity in any other business similar to employer’s business or any allied trade; provided, however, that nothing contained in this section shall be deemed to prevent or to limit the right of Employee to invest any of his money in the capital stock or other securities of any corporation whose stock or securities are publicly owned or are regularly traded on any public exchange.

7.	TRADE SECRETS

Employee shall not at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation, or other entity in any manner whatsoever any information concerning any matters affecting or relating to the business of employer, including but not limited to any of its customers, the prices it obtains or has obtained from the sale of, or at which it sells or has sold, its products, or any other information concerning the business of employer, its manner of operation, its plans, processes, or other data without regard to whether all of the above-stated matters will be deemed confidential, material, or important, employer and Employee specifically and expressly stipulating that as between them, such matters are important, material, and confidential and gravely affect the effective and successful conduct of the business of employer, and employer’s good will, and that any breach of the terms of this section shall be a material breach of this Agreement.

8.	TRADE SECRETS AFTER TERMINATION OF EMPLOYMENT

All of the terms of Section Seven of this Agreement shall remain in full force and effect for the period of Three (3) years after the termination of Employee’s employment for any reason, and during such 3 years period, Employee shall not make or permit the making of any public announcement or statement of any kind trade secrets during he was formerly employed by or connected with employer.

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9.	Reimbursement of Expenses

The Employee may incur reasonable expenses for furthering the Company’s business, including expenses for entertainment, travel, and similar items. The Company shall reimburse Employee for all business expenses after the Employee presents an itemized account of expenditures, pursuant to Company policy.

10.	RECOMMENDATIONS FOR IMPROVING OPERATIONS

Employee shall make available to employer all information of which Employee shall have any knowledge and shall make all suggestions and recommendations that will be of mutual benefit to employer and Employee.

11.	AGREEMENTS OUTSIDE OF CONTRACT

This Agreement contains the complete Agreement concerning the employment arrangement between the parties and shall, as of the effective date of this Agreement, supersede all other Agreements between the parties. The parties stipulate that neither of them has made any representation with respect to the subject matter of this Agreement or any representations including the execution and delivery of this Agreement except such representations as are specifically set forth in this Agreement, and each of the parties acknowledges that he has relied on its own judgment in entering into this Agreement.

12.	MODIFICATION OF AGREEMENT

Any modification of this Agreement or additional obligation assumed by either party in connection with this Agreement shall be binding only if evidenced in writing signed by each party or an authorized representative of each party.

13.	TERMINATION

A.	This Agreement may be terminated by the Employer on 30 days’ written notice to the Employee. If employer shall so terminate this Agreement, there is no extra compensation or any severance payment to the Employee.

B.	In the event of any violation by Employee of any of the terms of this Agreement, employer may terminate employment without notice and with compensation to Employee only to the date of such termination.

C.	It is further agreed that any breach or evasion of any of the terms of this Agreement by either party will result in immediate and irreparable injury to the other party and will authorize recourse to injunction and or specific performance as well as to all other legal or equitable remedies to which such injured party may be entitled under this Agreement.

14.	EFFECT OF PARTIAL INVALIDITY

The invalidity of any portion of this Agreement will not and shall not be deemed to affect the validity of any other provision. In the event that any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both parties subsequent to the expungement of the invalid provision.

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15.	CHOICE OF LAW

It is the intention of the parties to this Agreement that this Agreement and the performance under this Agreement, and all suits and special proceedings under this Agreement, be construed in accordance with and under and pursuant to the laws of State of Delaware and the United States of America. and that, in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of State of Delaware and the United States of America shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

16.	NO WAIVER

The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

17.	ATTORNEY FEES

In the event that any action is filed in relation to this Agreement, the unsuccessful party in the action shall pay to the successful party, in addition to all the sums that either party may be called on to pay, a reasonable sum for the successful party’s attorney’s fees.

18.	PARAGRAPH HEADINGS

The titles to the paragraphs of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

In witness hereof, the parties have caused it to be executed on the date indicated above.

EMPLOYEE	Harmony Energy Technologies Corporation

/s/ Rui Zhu	/s/ Nick Zeng
Authorized Signature	Authorized Signature

Rui Zhu	Nick Zeng, President
Print Name	Print Name and Title

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